EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated June 23, 2003 with respect to the financial statements of Traffic and Transit Lighting Products Business (components of U.S. Traffic Corporation and Subsidiaries) for the year ended September 30, 2002 included in the current report of Form 8-K/A dated August 1, 2003 of Quixote Corporation filed with the Securities and Exchange Commission and its incorporation by reference in the Registration Statement on Form S-3 of Quixote Corporation (File No. 333-106895). We also consent to the references under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Agee Fisher LLC

August 1, 2003